Xcel Energy Inc.
401(k) Savings Plan
(EIN: 41-0448030 PN: 003)

Exhibit  23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Xcel Energy Inc. on Form S-8 (No. 333-104507) of our report dated June 11, 2004, appearing in this Annual Report on Form 11-K of the Xcel Energy 401(k) Savings Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 25, 2004